AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of April 8, 2019, to the Rights Agreement (the “Rights Agreement”), dated as of April 8, 2016, by and between SWK Holdings Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company desires to amend the Rights Agreement to extend the Final Expiration Date;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent the certificate of an officer of the Company certifying that this Amendment complies with the terms of the Rights Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1. Amendment of the Rights Agreement. The definition of “Final Expiration Date” in Section 1(m) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” means April 8, 2022.

2. Counterparts. This Amendment may be executed in any number of counterparts (including by PDF or other electronic means) and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

3. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.

4. Governing Law. This Amendment will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SWK HOLDINGS CORPORATION

By:	/s/ WINSTON BLACK, III
Winston Black, III
Chief Executive Officer

Computershare TRUST COMPANY, N.A.

By:	/s/ KATHY HEAGERTY
Name: Kathy Heagerty
Title: Vice President & Manager